EXHIBIT 99.1

Heelys, Inc. Reports Fourth Quarter and Fiscal 2010 Year-End Financial Results

DALLAS, March 9, 2011 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the fourth quarter and fiscal year ended December 31, 2010.

Year-over-Year Quarterly Comparisons

On a consolidated basis, net sales decreased $4.7 million to $6.7 million for the three months ended December 31, 2010, from $11.4 million for the three months ended December 31, 2009. Domestic net sales decreased $2.0 million to $3.2 million for the three months ended December 31, 2010, from $5.2 million for the three months ended December 31, 2009. This decrease was the result of lower brick and mortar retail placement from the prior year. International net sales decreased $2.7 million to $3.5 million for the three months ended December 31, 2010, from $6.2 million for the three months ended December 31, 2009. This decrease was the result of excess retail inventory in the European market and a sales order (approximate value $1.2 million) from Privee AG ("Privee"), the Company's former Japanese distributor, that did not ship as a result of the termination by the Company of its distributor agreement with Privee.

Consolidated gross profit margin decreased to 36.8% for the three months ended December 31, 2010, from 39.8% for the three months ended December 31, 2009. The decrease in gross profit margin is due to the impact of a $352,000 inventory impairment charge that was taken during the fourth quarter of 2010, offset by a decrease in inventory sourcing costs. All of the inventory related to the impairment charge was sold during the fourth quarter of 2010.

Selling, general and administrative expenses, excluding litigation settlements and related costs, were $5.9 million for the three months ended December 31, 2010, compared to $5.1 million for the three months ended December 31, 2009. This increase was primarily the result of an increase in production and consumer advertising costs to support marketing campaigns in the U.S. and Europe ($2.4 million for the three months ended December 31, 2010, compared to $925,000 for the three months ended December 31, 2009).

Loss from operations, excluding the impact of litigation settlements and related costs, increased from a loss of $547,000 for the three months ended December 31, 2009, to a loss of $3.5 million for the three months ended December 31, 2010.

The Company reported a net loss of $3.2 million, or ($0.12) per fully diluted share, for the three months ended December 31, 2010, versus a net loss of $1.1 million, or ($0.04) per fully diluted share for the three months ended December 31, 2009.

Year-over-Year Comparisons

On a consolidated basis, net sales decreased $13.3 million to $30.4 million for the year ended December 31, 2010, from $43.7 million for the year ended December 31, 2009.  Domestic and international net sales decreased $6.5 million and $6.8 million to $8.6 million and $21.8 million for the year ended December 31, 2010, from $15.1 million and $28.6 million for the year ended December 31, 2009, respectively.  The decrease in domestic net sales is primarily the result of reduced sales to discount retailers combined with the loss of placement in several retail stores.  The decrease in international sales is primarily the result of a drop in sales to our Japanese distributor and lower than expected sales in the European markets where the Company sells directly to retailers.

The Company and Privee entered into an agreement pursuant to which the Company and Privee agreed to mutually terminate the distributor agreement between the two parties effective as of February 28, 2011, which was the expiration date of the distributor agreement.  Privee accounted for 17.7% of the Company's consolidated net sales for the fiscal year ended December 31, 2010.  Sales to Privee decreased $2.2 million, or 29.4%, to $5.4 million for the year ended December 31, 2010, from $7.6 million for the year ended December 31, 2009. The Company has determined that, after the termination date, it will have the Company's newly formed Japanese subsidiary distribute Company products in Japan.

On a consolidated basis, gross profit margin improved from 35.8% for the year ended December 31, 2009, to 41.6% for the year ended December 31, 2010.  The improvement in gross profit margin is primarily the result of a higher price per pair sold domestically resulting from the decrease in sales to discount retailers, a greater portion of higher margin sales in the Italian market and a decrease in material costs.

Selling, general and administrative expenses, excluding litigation settlements and related costs, were $17.4 million for the year ended December 31, 2010, compared to $18.7 million for the year ended December 31, 2009. Litigation settlements and related costs incurred during 2009 were related to the class action lawsuit (filed in August 2007), the shareholders' derivative lawsuit (filed in October 2007) and the individual lawsuit (filed in May 2008). These lawsuits were settled during the third and fourth quarters of 2009.

Loss from operations, excluding litigation settlements and related costs, increased from a loss $3.1 million for the year ended December 31, 2009, to a loss of $4.7 million for the year ended December 31, 2010.

The Company reported a net loss of $4.0 million, or ($0.14) per fully diluted share, for the year ended December 31, 2010, versus a net loss of $5.1 million, or ($0.19) per fully diluted share for the fiscal year ended December 31, 2009.

Balance Sheet

As of December 31, 2010, the Company had combined cash and investments totaling $67.6 million, compared with cash and investments of $66.5 million as of December 31, 2009. The change in the Company's cash position was primarily the result of cash used to support operations of $3.3 million, including $1.2 million in payments to settle outstanding state tax liabilities, offset by federal income tax refunds received of $2.9 million and $3.1 million resulting from the carry back of 2008 and 2009 net operating losses to 2006 and 2007.

The Company had inventory of $6.8 million as of December 31, 2010, compared with inventory of $6.0 million at December 31, 2009. The increase in inventory was largely the result of inventory held from the sales order to Privee that the Company did not ship as a result of the termination of the Company's distributor agreement with Privee.

Management Comments

Tom Hansen, chief executive officer of the Company, commented, "Despite slow sales leading into holiday, we upped our advertising and marketing spend, primarily in our domestic markets, in Q4 for three reasons. First, to regain visibility with consumers and retailers. Second, to demonstrate to retailers our re-energized commitment to marketing the brand. And finally, to pull excess inventory through the system. Retailers have repeatedly mentioned the impact of the advertising on sell through at holiday, which was excellent. Visibility was high, and now, there is very little inventory in the domestic market that isn't fresh."

Mr. Hansen went on to say, "We believe our biggest issue going forward is optimizing distribution. Domestically, we're at about 25% of our previous peak, or about 50% of the ideal number of retail stores. Internationally, we believe we have tremendous opportunities in Asia as well as Europe where many of our distributors have finally worked through old inventory issues and are ready to re-engage with the brand."

Conference Call

The Company will host a conference call and webcast on Thursday, March 10, 2011 to discuss its fourth quarter and fiscal 2010 year-end financial results. The teleconference will begin at 11:00 a.m. Eastern Time. To participate in the teleconference, investors should dial (877) 342-9747 a few minutes before the start. International callers may dial (678) 304-6848. The broadcast will also be available at http://investors.heelys.com/index.cfm.  An audio replay of the webcast will be archived on the Heelys' investor website for 1 year.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS(R) brand targeted to the youth market.  The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management's current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct.  Heelys' actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys' net sales are generated by one product, Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys' dependence on independent manufacturers, Heelys may not be able to successfully introduce new product categories, and additional factors which are detailed in Heelys' filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys' Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$ 6,732	$ 11,375	$ 30,436	$ 43,777
Cost of sales	4,253	6,852	17,783	28,111
Gross profit	2,479	4,523	12,653	15,666

Selling, general and administrative expenses	5,934	5,070	17,397	18,717
Litigation settlements and related costs	--	30	--	4,117
Loss from operations	(3,455)	(577)	(4,744)	(7,168)

Other (income) expense, net	(64)	34	(1,020)	(690)
Loss before income taxes	(3,391)	(611)	(3,724)	(6,478)

Income tax expense (benefit)	(178)	512	267	(1,353)

Net loss	$ (3,213)	$ (1,123)	$ (3,991)	$ (5,125)

Net loss per share:
Basic and Diluted	$ (0.12)	$ (0.04)	$ (0.14)	$ (0.19)

Weighted-average shares:
Basic and Diluted	27,571	27,571	27,571	27,571

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	December 31,	December 31,
Assets	2010	2009

Current Assets:
Cash and cash equivalents	$ 35,320	$ 39,370
Investments	32,299	20,556
Accounts receivable, net of allowances	3,135	5,704
Inventories	6,810	6,038
Prepaid expenses and other current assets	689	756
Income taxes receivable	--	3,106
Deferred income taxes	8	3,178
Total current assets	78,261	78,708

Investments	--	6,566
Property and Equipment, net of accumulated depreciation	798	856
Patents and Trademarks, net of accumulated amortization	372	343
Intangible Assets, net of accumulated amortization	689	1,071
Goodwill	1,568	1,696
Deferred Income Taxes	126	--

Total Assets	$ 81,814	$ 89,240

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 1,089	$ 1,634
Accrued liabilities	1,661	2,789
Income taxes payable	506	2,108
Deferred income taxes	18	--
Total current liabilities	3,274	6,531

Long Term Liabilities:
Income taxes payable	547	439
Deferred income taxes	2	72
Other long term liabilities	219	458

Total Liabilities	4,042	7,500

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	65,691	65,305
Retained earnings	12,541	16,532
Accumulated other comprehensive loss	(488)	(125)
Total stockholders' equity	77,772	81,740

Total Liabilities and Stockholders' Equity	$ 81,814	$ 89,240

CONTACT: Tom Hansen / Chief Executive Officer
         Craig Storey / Chief Financial Officer
         (214) 390-1831